EXIBIT 10.24

[This letter appears on The Vons Companies, Inc. letterhead]







                                        September 6, 1995




Mr. Terry R. Peets
327 Coral Avenue
Balboa Island, CA  92662

Dear Terry:

On behalf of The Vons Companies, Inc., I am pleased to extend to you an offer of employment as Executive Vice President reporting to Richard E. Goodspeed, President and Chief Operating Officer.


The terms of this offer are as follows:

1.    Base Salary
      -----------

      You will be paid a base salary at an annual rate of $275,000, payable every other week.


2.    Sign-on Bonus
      -------------

      You will be given a one-time bonus in the amount of $30,000 for accepting this position and in consideration of the forfeiture of certain benefits from your former employment.


3.    1995 Bonus Eligibility
      ----------------------

     You will be included in the Company's bonus plan at a target bonus of 50% of your base salary. Any bonus will be paid pursuant to the terms of such plan, with your entire annualized base salary to be included in the calculation for the Company's 1995 fiscal year plan.


4.    Stock Option Grant
      ------------------

      Pursuant to The Vons Companies, Inc. 1990 Stock Option and Restricted Stock Plan (the "Plan"), you will be granted fifty thousand (50,000) non-qualified stock options at fair market value as defined in the Plan. You shall vest 25% of the options at the end of each full year of employment, until fully vested after year four.


5.   Severance Agreement
      -------------------

     You will be provided a Severance Agreement in the form attached.


6.    Pension Plan
      ------------

     You will become a participant in the Vons Pension Plan after one year of employment.


7.    Supplemental Executive Retirement Plan (SERP)
      ---------------------------------------------
      You will become a participant in the Vons SERP. Credited service for participation will be as set forth on Appendix A hereto.


8.    401(k) Profit Sharing Plan
      --------------------------

      You will become a participant in the Vons Personal Choice
      Profit Sharing Plan after one year of employment. At that time you will be provided the opportunity to "roll-over" any distributions you receive from your present employer's qualified retirement plan.


9.    Executive Physical
      ------------------

      You will become a participant in the Vons Executive Physical Program which annually provides you with an allowance to undergo a personal physical examination.


10.   Health Care, Life Insurance, and Other Benefits
      -----------------------------------------------

      You will be eligible for the flexible benefits plan called "Personal Choice, The Vons Advantage." You have been provided with the appropriate booklets for your selection in accordance with the terms of the plan. Coverage begins on the first day of employment.


11.   Long Term Disability
      --------------------

      At your election you can become a participant in the Vons
      Long-Term Disability Plan (LTD). In the event of your becoming disabled, Vons will continue your salary through the LTD waiting period.


12.   Vacation
      --------

      You will be eligible for four weeks annual paid vacation.


13.   Indemnification
      ---------------

      The Company will indemnify and hold you harmless from any damages or costs, including attorney's fees, arising from any claims brought by your former employer relating to your resignation from the employer or your employment by the Company. The Company shall reimburse you for the reasonable costs, including reasonable attorney's fees, you may incur in recovering from your former employer any salary, vacation pay, stock and/or other compensation or benefits in which you are vested or to which you are otherwise clearly entitled as of your last day of employment with such employer, to the extent you are not otherwise compensated for any such amounts. In the event of, and for so long as, you may be restrained from performing duties for the Company by reason of any court order or other such legal process, you shall continue to receive salary and benefits as provided hereunder, subject to the Severance Agreement. You agree to comply with directions from the Company advising you of your obligation to not disclose to the Company any proprietary or trade information of your former employer of which you may be aware and to otherwise comport yourself in a manner consistent with your legal obligations not to illegally use any such information.


14.   Employment Date
      ---------------

      You will begin employment on September 6, 1995.




                                    Yours very truly,

                                    /S/ Lawrence Del Santo


                                    Lawrence A. Del Santo





LADS/la


ACCEPTED:

          /S/ TERRY PEETS                                    9/6/95
------------------------------------------             --------------------
          TERRY R. PEETS                                       DATE

                                          APPENDIX A

Vesting of Individual Supplemental
Retirement Plan                          YEARS OF SERVICE
Remuneration         5         6         7         8         9        10        11        12        13        14        15

    $100,000   $20,000   $22,000   $24,000   $26,000   $28,000   $30,000   $32,000   $34,000   $36,000   $38,000   $40,000
    $150,000   $30,000   $33,000   $36,000   $39,000   $42,000   $45,000   $48,000   $51,000   $54,000   $57,000   $60,000
    $200,000   $40,000   $44,000   $48,000   $52,000   $56,000   $60,000   $64,000   $68,000   $72,000   $76,000   $80,000
    $300,000   $60,000   $66,000   $72,000   $78,000   $84,000   $90,000   $96,000  $102,000  $108,000  $114,000  $120,000
    $400,000   $80,000   $88,000   $96,000  $104,000  $112,000  $120,000  $128,000  $136,000  $144,000  $152,000  $160,000
    $500,000  $100,000  $110,000  $120,000  $130,000  $140,000  $150,000  $160,000  $170,000  $180,000  $190,000  $200,000
    $600,000  $120,000  $132,000  $144,000  $156,000  $168,000  $180,000  $192,000  $204,000  $216,000  $228,000  $240,000
    $700,000  $140,000  $154,000  $168,000  $182,000  $196,000  $210,000  $224,000  $238,000  $252,000  $266,000  $280,000
    $800,000  $160,000  $176,000  $192,000  $208,000  $224,000  $240,000  $256,000  $272,000  $288,000  $304,000  $320,000
    $900,000  $180,000  $198,000  $216,000  $234,000  $252,000  $270,000  $288,000  $306,000  $324,000  $342,000  $360,000
  $1,000,000  $200,000  $220,000  $240,000  $260,000  $280,000  $300,000  $320,000  $340,000  $360,000  $380,000  $400,000
  $1,250,000  $250,000  $275,000  $300,000  $325,000  $350,000  $375,000  $400,000  $425,000  $450,000  $475,000  $500,000
